Exhibit 99.1
FOR IMMEDIATE RELEASE
MRV ANNOUNCES FIRST QUARTER 2008 FINANCIAL RESULTS
Consolidated Revenue Increased 40% Year-Over-Year
Network Equipment Revenue Increased 30% Year-Over-Year
CHATSWORTH, CA — April 30, 2008 — MRV COMMUNICATIONS, INC. (Nasdaq: MRVC), a leading provider of products and services for WDM and optical transport, metro Ethernet, fiber optic components, 10GE, out-of-band networking and other optical networking products, today announced its results for the first quarter of fiscal 2008 ended March 31, 2008.
Revenue for the first quarter of 2008 was within previously stated guidance at $125.6 million, an increase of 40% over revenue of $89.7 million in the first quarter of 2007. Strong growth was driven by a 118% increase in the optical components segment and 30% growth in the network equipment segment.
First quarter of 2008 gross margin was 30%, compared with 32% reported in the first quarter of 2007.
The Company reported a net loss within guidance of $3.7 million for the first quarter of 2008, or $0.02 per common share, which included share-based compensation charges and amortization of intangibles related to the Fiberxon acquisition totaling $1.9 million. This compares with a net loss of $2.2 million or $0.02 per common share in the comparable period of 2007, which included share-based compensation charges of $0.8 million.
“We achieved significant year-over-year improvement in a seasonally soft quarter,” commented Noam Lotan, President and Chief Executive Officer of MRV. “Growth was driven by both our fiber optic group and strong 30% year-over-year growth for our network equipment division. We gained significant traction for our Optiswitch platform both in Europe and North America and added new tier-one customers in both North America and Europe. We are pleased that the Optiswitch 900 series is growing and is beginning to make an impact.”
Mr. Lotan continued, “We are well positioned to leverage our strong networking presence to take advantage of key industry growth drivers, such as the increasing adoption of Carrier Optical Ethernet and the deployment of FTTX networks around the world. We will remain focused on generating above-market revenue growth while improving operating performance.”
Exhibit 99.1-1

Guy Avidan, Chief Financial Officer of MRV commented, “We are very pleased with the strong organic revenue growth and an improvement in the bottom line results for our network equipment business. We expect improvement in our bottom line results as the network equipment business continues to grow and we fully realize the Fiberxon and Source Photonics integration synergies.”
Second Quarter of 2008 Outlook
MRV currently estimates that revenue for the second quarter of 2008 will be in the range of $135 million to $140 million. Net income (loss) per share is currently expected to be in the range of $0.01 to ($0.02) per share. This forecasted range includes the effect of non-cash share-based compensation, which is estimated to be approximately $0.01 per share.
Other Information
MRV will host a conference call to discuss its first quarter 2008 financial results today at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time). For parties in the United States and Canada, call 800-240-2430 to access the conference call. International parties can access the call at 303-262-2175. A financial presentation designed to guide participants through the call will also be available. MRV will offer its live audio broadcast of the conference call, along with the financial presentation, on the MRV Investor website at http://ir.mrv.com. For replay information, please visit the MRV Investor website.
Forward-Looking Statements
This press release contains statements regarding future financial and operating results of MRV, MRV’s expected revenues and net loss for the second quarter of 2008 that ends on June 30, 2008, management’s assessment of business trends, specifically MRV’s position to take advantage of key industry growth drivers such as the increasing adoption of carrier class metro Ethernet services and the deployment of FTTX networks, management’s continued focus on revenue growth and emphasis on improving operating performance during 2008, and other statements about future expectations, beliefs, goals, plans or prospects are based on management’s current expectations, estimates, forecasts and projections about MRV and its consolidated businesses and the respective market segments in which MRV’s businesses operate, in addition to managements’ assumptions. These statements constitute forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Words such as “expects,” “anticipates,” “envisions,” “estimates,” “targets,” “intends,” “plans,” “believes,” “seeks,” “should,” “forecasts,” “projects,” variations of such words and similar expressions are intended to identify such forward-looking statements which are not statements of historical facts. These forward-looking statements are not guarantees of future performance or that the events anticipated will occur and that expected conditions will remain the same or improve and involve risks, uncertainties and assumptions, the likelihood of realizing are difficult to assess and may not occur. Therefore, actual outcomes, performance and results may differ from what is expressed or forecasted in such forward-looking statements and such differences may vary materially from current expectations.
For further information regarding risks and uncertainties associated with MRV’s businesses, please refer to the “Management’s Discussion and Analysis of Results of Operations and Financial Condition” and “Risk Factors” sections of MRV’s SEC filings, including, but not limited to, its annual report on Form 10-K for the year ended December 31, 2007, which was filed with the SEC on March 17, 2008 and quarterly reports on Form 10-Q, copies of which may be obtained by contacting MRV’s investor relations department or at MRV’s investor relations website at http://ir.mrv.com or from the SEC’s EDGAR website at www.sec.gov.
Exhibit 99.1-2

All information in this release is as of April 30, 2008. MRV undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in MRV’s expectations.
About MRV Communications, Inc.
MRV Communications, Inc. (“MRV”) is a leading provider of network equipment and services, and optical components. MRV’s network equipment business provides equipment used by commercial customers, governments and telecommunications service providers, and includes switches, routers, physical layer products and out-of-band management products as well as specialized networking products for aerospace, defense and other applications including voice and cellular communication. MRV markets and sells its products worldwide through a variety of channels, including a dedicated direct sales force, manufacturers’ representatives, value-added-resellers, distributors and systems integrators. MRV also has operations in Europe that provide network system design, integration and distribution services that include products manufactured by third-party vendors, as well as internally developed and manufactured products. The Company’s optical components business, operating under the Source Photonics brand, includes Source Photonics, Inc. and Fiberxon, Inc., both wholly owned subsidiaries of MRV. Publicly traded since 1992, MRV is listed on the NASDAQ Global Market under the symbol MRVC. For more information about MRV and its products, please call (818) 773-0900 or visit www.mrv.com and www.sourcephotonics.com.

Investor Relations	The Blueshirt Group for MRV
MRV Communications, Inc.	Maria Riley
Investor Relations	(415) 217-2631
(818) 886-MRVC (6782)	maria@blueshirtgroup.com
ir@mrv.com
Exhibit 99.1-3

MRV Communications, Inc.
Statement of Operations
(In thousands, except per share data)

	Three Months Ended
	Mar. 31, 2008	Mar. 31, 2007
	(Unaudited)
Revenue	$125,586	$89,679
Cost of goods sold	88,452	61,363

Gross profit	37,134	28,316
Gross margin	30%	32%
Operating costs and expenses:
Product development & engineering	10,530	7,306
Selling, general and administrative	28,784	22,739
Amortization of intangibles	653	—

Total operating costs and expenses	39,967	30,045
Operating income (loss)	(2,833)	(1,729)

Interest expense	(914)	(1,052)
Other income (expense), net	704	1,435

Income (loss) before taxes	(3,043)	(1,346)
Provision (benefit) for income taxes	637	870

Net income (loss)	$(3,680)	$(2,216)

Net income (loss) per share:
Basic	$(0.02)	$(0.02)
Diluted	$(0.02)	$(0.02)
Weighted average number of shares:
Basic	157,152	125,758
Diluted	157,152	125,758
Exhibit 99.1-4

MRV Communications, Inc.
Balance Sheet
(In Thousands)

	March 31,	December 31,
	2008	2007
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$72,591	$72,474
Short-term marketable securities	3,006	6,402
Time deposits	5,113	6,055
Accounts receivable, net	129,455	128,368
Inventories	99,118	86,676
Deferred income taxes	360	838
Other current assets	22,636	25,370

Total current assets	332,279	326,183
Property and equipment, net	25,730	24,510
Goodwill	140,303	137,371
Other intangible assets	11,341	11,994
Long-term marketable securities	1,445	1,442
Deferred income taxes	1,943	907
Other assets	5,478	5,097

Total assets	$518,519	$507,504

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term obligations	$29,265	$28,931
Deferred consideration payable for Fiberxon	30,561	30,561
Accounts payable	91,506	82,927
Accrued liabilities	37,169	38,902
Deferred revenue	10,413	9,203
Other current liabilities	4,038	7,766

Total current liabilities	202,952	198,290
Other long-term liabilities	10,255	9,322
Minority interest	5,431	5,193
Commitments and contingencies
Stockholders’ equity	299,881	294,699

Total liabilities and stockholders’ equity	$518,519	$507,504

Exhibit 99.1-5